Exhibit 99.1

For Immediate Release	Contact:	Bob DeFillippo
Tuesday, February 8, 2011		(973) 802-4149
bob.defillippo@prudential.com

Charles Lowrey to succeed retiring Bernard Winograd

as the head of Prudential’s U.S. businesses

NEWARK, N.J. – Bernard Winograd, 60, will retire as executive vice president and chief operating officer of Prudential Financial’s U.S.-based businesses on February 11, 2011, and will be succeeded by Charles F. Lowrey, 53, a 10-year veteran of the company, who is currently president and chief executive officer of Prudential Investment Management.

“While I will miss him, I support Bernard’s decision to retire now because I know that he is looking forward to devoting more time to the many social issues, philanthropic causes and personal activities to which he is committed,” said Prudential Chairman and CEO John Strangfeld. “His 14 years of dedicated service and his numerous contributions have helped build Prudential into the formidable financial services company that it is today.

“I am especially pleased that we have in Charlie a seasoned and talented business leader who has years of experience as a group executive and is capable of building upon Bernard’s work with complete continuity.”

“I feel good about the state of our U.S. businesses and I am proud of the contributions I have made to the company,” Winograd said. “Coming to Prudential remains the best career decision I ever made. I am fully supportive of the management team and its strategy. All that said, there are too many other things I want to do that will require my full attention.”

“I am honored to succeed Bernard,” Lowrey said. “Over the years, I have been impressed by the continuity of Prudential’s management structure — in large part due to the time, attention and detail placed upon succession planning within the firm. I look forward to my new assignment.”

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In his new role, Lowrey will be responsible for Prudential Investment Management, Prudential Retirement, Prudential Annuities, Individual Life Insurance and Group Insurance. He will also oversee the Prudential Real Estate and Relocation Services business.

Before his current role, Lowrey served as chief executive officer of Prudential Real Estate Investors, the real estate investment management and advisory business of Prudential Financial. He joined the company in March 2001.

Prior to joining Prudential, Lowrey was a managing director and head of the Americas for J.P. Morgan’s Real Estate and Lodging Investment Banking group, where he began his investment banking career in 1988.

He also spent four years as a managing partner of an architecture and development firm he founded in New York City. During this time, he became a registered New York architect.

Lowrey received an MBA from Harvard University, an MA in architecture from Yale University, and an AB in architecture from Princeton University.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $750 billion of assets under management as of September 30, 2010, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit http://www.news.prudential.com/